April 18, 2000




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Gentlemen:

We have read Item 4 of Form 8-K dated April 14, 2000 of 1st Net Technologies, Inc. and are in agreement with the statements contained therein insofar as they relate to our firm.




                                    /s/ Corbin & Wertz
                                    CORBIN & WERTZ
                                    Irvine, California